                                                                      EXHIBIT 12

                              CARNIVAL CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES

                         (IN THOUSANDS, EXCEPT RATIOS)

                              NINE MONTHS ENDED
                                  AUGUST 31,                        YEARS ENDED NOVEMBER 30,
                            ----------------------  ----------------------------------------------------------
                               1998        1997        1997        1996        1995        1994        1993
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income from continuing
  operations..............  $  615,262  $  510,700  $  666,050  $  566,302  $  451,091  $  381,765  $  318,170
Income tax expense........       5,877       8,557       6,233       9,045       9,374      10,053       5,497
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------

Income from continuing
  operations before income
  taxes...................     621,139     519,257     672,283     575,347     460,465     391,818     323,667

Adjustment to earnings:
  Minority interest.......       8,031           0           0           0           0           0           0
  Income from affiliates
    less than (in excess of)
    dividends received....      12,865       8,236     (46,569)    (43,224)          0           0           0
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------

Earnings as adjusted......     642,035     527,493     625,714     532,123     460,465     391,818     323,667
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------

Fixed Charges:
  Interest expense, net...      43,512      43,510      55,898      64,092      63,080      51,378      34,325
  Interest portion of
    rent expense(1).......       2,636       1,761       3,528       3,093       2,529       2,575       2,894
  Fixed charges associated
    with discontinued
    operations............           0           0           0           0           0         928       1,451
  Capitalized interest....      23,586      12,305      16,846      25,799      18,762      21,888      24,609
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total fixed charges.......      69,734      57,576      76,272      92,984      84,371      76,769      63,279
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
Fixed charges not
  affecting earnings:
  Capitalized interest....     (23,586)    (12,305)    (16,846)    (25,799)    (18,762)    (21,888)    (24,609)
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings before fixed
  charges.................  $  688,183  $  572,764  $  685,140  $  599,308  $  526,074  $  446,699  $  362,337
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
Ratio of earnings to fixed
  charges.................        9.9x         9.9x        9.0x       6.4x        6.2x        5.8x        5.7x
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------

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(1) Represents one-third of rent expense, which management believes to be representative of the interest portion of rent expense.